Exhibit 99.1

Cerecor Inc. Reports Financial Results for the Fourth Quarter and
Year Ended December 31, 2016

BALTIMORE – (Marketwired) – March 14, 2017 – Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced its financial results for the fourth quarter and year ended December 31, 2016.

“While we did not have the positive clinical trial results we had hoped for in 2016, we remain enthusiastic about the value of our product pipeline,” said Dr. Uli Hacksell, President and Chief Executive Officer of Cerecor. “Our current focus is to establish support for our development programs through financing arrangements, including non-dilutive arrangements such as grants and collaborations, and to explore strategic alternatives focused on maximizing stockholder value.”

Fourth Quarter and Full Year 2016 Financial Results
Cerecor reported a net loss of $1.6 million, or $0.18 per share, for the fourth quarter of 2016, compared to a net loss of $3.6 million, or $0.53 per share, for the fourth quarter of 2015. For the year ended December 31, 2016, Cerecor reported a net loss of $16.5 million, or $1.87 per share, compared to a net loss of $10.5 million, or $4.71 per share, for 2015.

Grant revenue was $0.2 million for the fourth quarter of 2016 and consisted primarily of revenue earned from our research and development grant awarded by the National Institute on Alcohol Abuse and Alcoholism at the National Institutes of Health (the “NIAAA Grant”). This grant provides us with additional resources to progress the development of CERC-501 for the treatment of alcohol use disorder. Grant revenue was $1.2 million for the full year ended December 31, 2016 and consisted primarily of $1.0 million from our research and development grant awarded by the National Institute on Drug Abuse at the National Institutes of Health. This grant provided us with additional resources for our completed Phase 2 clinical trial of CERC-501 for smoking cessation. The remaining grant revenue earned in 2016 was from the NIAAA Grant. We did not have grant revenue in 2015.

Research and development (“R&D”) expenses decreased to $0.8 million for the fourth quarter of 2016, compared to $1.8 million for the fourth quarter of 2015. This decrease was driven by the winding down and completion of our Phase 2 clinical trials for CERC-301 and CERC-501 in the fourth quarter of 2016. For the full year ended December 31, 2016, R&D expenses were $10.2 million, compared to $6.6 million for the full year ended December 31, 2015. This increase was primarily due to recording $2.0 million in initial payments for the license of CERC-611. Additionally, costs for CERC-501 increased due to the start and completion of our Phase 2 clinical trial for smoking cessation.

General and administrative (“G&A”) expenses decreased to $1.1 million for the fourth quarter of 2016, compared to $1.9 million for the fourth quarter of 2015. This decrease was driven by severance expense of $0.5 million recorded in the 2015 period, as well as a reduction of $0.4 million in executive bonuses in 2016 compared to 2015. For the full year ended December 31, 2016, G&A expenses were $7.1 million, compared to $4.4 million for the full year ended December 31, 2015. This increase was due to increases of $1.5 million in legal, consulting and other professional expenses associated with the first year of being a public company, as well as an increase in stock-based compensation expense of $1.2 million. These increases were offset by a $0.4 million decrease in salary, benefits and related costs driven by the aforementioned severance expense of $0.5 million recorded in 2015 and the reduction of $0.4 million in executive bonuses in 2016 compared to 2015, offset by salary increases effected at the close of our initial public offering.

As of December 31, 2016, cash and cash equivalents were $5.1 million and current liabilities were $4.3 million. Subsequent to December 31, 2016, we sold additional shares of our common stock under our purchase agreement with Aspire Capital Fund, LLC for gross proceeds of $965,165. In addition, in January 2017 we entered into an equity distribution agreement with Maxim Group LLC (“Maxim”) as sales agent whereby we may offer and sell shares of our common stock. To date we have raised gross proceeds of $287,000 under the equity distribution agreement with Maxim. We also recently announced the engagement of SunTrust Robinson Humphrey Inc. as our exclusive financial advisor to assist with our ongoing review of strategic alternatives focused on maximizing stockholder value.

About Cerecor
Cerecor is a biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. Cerecor has a portfolio of novel clinical and preclinical compounds that we are developing for a variety of indications.

CERC-501 is a potent and selective kappa opioid receptor antagonist being developed as an adjunctive treatment of major depressive disorder (“MDD”). CERC-501 has been observed to have positive activity in animal models of depression, and it has been generally well tolerated in four human clinical trials. Currently, three externally funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress-related smoking relapse and cocaine addiction. One trial is being conducted under the auspices of the National Institute of Mental Health, the second trial is a collaboration between Cerecor and Yale University with funding from the National Institutes of Health and the third trial is being conducted at Rockefeller University Hospital with funding from a private foundation.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate (“NMDA”) receptor antagonist being developed as an oral, adjunctive treatment for patients with MDD who are failing to achieve an adequate response to their current antidepressant treatment. We believe CERC‑301 has the potential to produce a significant reduction in depression symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B. We believe this mechanism of action may provide rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists, such as ketamine.

CERC-611 is a potent and selective Transmembrane AMPA Receptor Regulatory Proteins-γ8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid receptor antagonist, which we plan to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy. We expect to file an investigational new drug application with the FDA and thereafter commence Phase 1 development in 2017, provided we are able to secure additional financing.

Cerecor’s brain penetrant catechol‑O‑methyltransferase inhibitors, including CERC-406, are in preclinical development and may have potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (410) 522-8707.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor's control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "continue," "seeks," "aims," "predicts," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions (including their use in the negative), or by discussions of future matters such as Cerecor’s pursuit of potential strategic alternatives, the development of product candidates or products, potential attributes and benefits of product candidates, the expected timing of the commencement of clinical trials, the expected timing of data from clinical trials, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor's management but are subject to significant risks and uncertainties, including those detailed in Cerecor's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cerecor Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016 (a)	2015 (a)
Grant revenue	$182	$—	$1,153	$—
Operating expenses:
Research and development	773	1,751	10,150	6,587
General and administrative	1,095	1,924	7,083	4,423
Loss from operations	(1,686)	(3,675)	(16,080)	(11,010)
Other income (expense):
Change in fair value of warrant liability, unit purchase option liability and investor rights obligation	130	185	73	1,313
Interest income (expense), net	(83)	(158)	(464)	(793)
Total other income (expense)	47	27	(391)	520
Net loss	$(1,639)	$(3,648)	$(16,471)	$(10,490)
Net loss per share of common stock, basic and diluted	$(0.180)	$(1.530)	$(1.870)	$(4.710)
Weighted-average shares of common stock outstanding, basic and diluted	9,265,606	6,903,530	8,830,396	2,226,023

(a)
The condensed statements of operations for the years ended December 31, 2016 and 2015 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Cerecor Inc.
Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2016 (a)	2015 (a)
Assets
Current assets:
Cash and cash equivalents	$5,128	$21,162
Grants receivable	133	—
Prepaid expenses and other current assets	391	402
Restricted cash, current portion	11	59
Total current assets	5,663	21,623
Property and equipment, net	43	35
Restricted cash, net of current portion	63	—
Total assets	$5,769	$21,658
Liabilities and stockholders’ equity
Current liabilities	$4,312	$5,850
Long term liabilities	1,250	2,724
Total liabilities	5,562	$8,574
Stockholders’ equity	207	13,084
Total liabilities and stockholders’ equity	$5,769	$21,658

(a)
The condensed balance sheets as of December 31, 2016 and 2015 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.